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                                                                   Exhibit 14(a)

                             MYERS INDUSTRIES, INC.
                       CODE OF BUSINESS CONDUCT AND ETHICS
                         Effective as of April 20, 2004



         Myers Industries, Inc. requires that all directors, officers and employees of Myers Industries, Inc. and its subsidiaries ("Myers"), abide by the fundamental principles of ethical behavior listed here in performing their duties.

         This Code of Business Conduct and Ethics ("Code of Conduct" or "Code") sets forth basic principles and guidelines for directors, officers and employees which are intended to assist them in conducting the Company's affairs and business in accordance with law and business ethics. It is impossible, however, to anticipate all the situations in which legal and business ethical questions might arise. The best overall guidelines are individual conscience, common sense and a careful, knowing compliance with law.

         The Company has designated several persons to assist employees in resolving questions they may have regarding the interpretation and application of the Code, being Kevin C. O'Neil, General Counsel and Gregory J. Stodnick, Vice President - Finance. Employees should not hesitate to take advantage of this help and assistance.



            REPORTING ETHICAL, LEGAL OR FINANCIAL INTEGRITY CONCERNS

         Any person may report any ethical concern or any potential or actual legal or financial violation, including any fraud, accounting, auditing, tax, or record-keeping matter directly to the Chair of the Audit Committee, the Chief Financial Officer or the General Counsel, or anonymously using the Myers's AlertLine Ethics and Compliance Hotline.

MYERS WILL NOT PERMIT ANY RETALIATION AGAINST ANY EMPLOYEE WHO REPORTS AN ETHICAL, LEGAL OR FINANCIAL CONCERN NOR WILL IT DISCIPLINE ANY EMPLOYEE FOR MAKING A REPORT IN GOOD FAITH.



         INTEGRITY OF RECORDING AND REPORTING OUR FINANCIAL RESULTS - We properly maintain accurate and complete financial and other business records, and communicate full, fair, accurate, timely and understandable financial results. In addition, we recognize that various officers and employees of Myers must meet these requirements for the content of reports to the U.S. Securities and Exchange Commission ("SEC"), or similar agencies in other countries, and for the content of other public communications made by Myers.

         AVOIDING CONFLICTS OF INTEREST - We avoid relationships or conduct that might compromise judgment or create actual or apparent conflicts between our personal interests and our loyalty to Myers. We do not use our position with Myers to obtain improper benefits for others or ourselves. We do not compete with Myers.
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         INSIDER TRADING - We follow the Myers's Insider Trading Policy and understand that the securities laws impose severe sanctions upon any individual who uses "inside information" for his own benefit or discloses it to others for their use.

         OBEYING THE LAW - We respect and obey the laws, rules and regulations applying to our businesses around the world.

         OFFERING/ACCEPTING GIFTS, ENTERTAINMENT, BRIBES OR KICKBACKS - We do not offer or accept gifts or entertainment of substantial value. We do not offer or accept bribes or kickbacks.

         PROTECTING OUR ASSETS AND CONFIDENTIALITY - We use Myers property, information and opportunities for Myers's business purposes and not for unauthorized use. We properly maintain the confidentiality of information entrusted to us by Myers, its suppliers or its customers.

         SELLING TO GOVERNMENTS - We comply with the special laws, rules and regulations that relate to government contracts and relationships with government personnel.

         POLITICAL CONTRIBUTIONS - We do not make contributions on behalf of Myers to political candidates or parties even where lawful.

         COMPETING ETHICALLY - We gain competitive advantage through superior performance. We do not engage in unethical or illegal trade practices. Our business records and communications involving our products and services are truthful and accurate.

         RESPECTING DIVERSITY AND FAIR EMPLOYMENT PRACTICES - Throughout the world we are committed to respecting a culturally diverse workforce through practices that provide equal access and fair treatment to all employees on the basis of merit. We do not tolerate harassment or discrimination in the workplace.


                               WAIVERS OF THE CODE

         Any waiver of this Code shall be made only by the Board, and shall be promptly publicly disclosed as required by the NYSE and SEC rules.

                             PERSONAL RESPONSIBILITY

         Every director, officer, and employee has the personal responsibility to read, know and comply with the principles contained in this Code. For employees, compliance with these principles is a condition of employment, and failure to comply will result in discipline up to and including termination. The Board of Directors shall determine the actions to be taken in the event of violations of the Code by senior management. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Code. Every director, officer and employee has the duty to bring to the attention of the Chairs of the Audit or Corporate Governance and Nominating Committees of the Board of Directors, or the General Counsel, any activity that in his judgment would violate the principles of this Code.